Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PMQ1

PRICING SUPPLEMENT NO. 295
Trade Date: February 4, 1998 to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 1 month Libor
Commission: .15%                            Telerate pg 3750
	           posted on 2/3/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 2/5/98
(X) LIBOR (1 month)	 Maturity Date:   3/5/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.06%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 5th, commencing on March
5th, 1998.

The aggregate principal amount of this offering is $245,000,000 and relates only to Pricing Supplement No. 295. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $12,478,325,000 and, to date, including this offering, an aggregate of $12,162,913,688 Medium-Term Notes, Series E has been issued and $8,098,678,688 are outstanding.